Exhibit 99.1
FOR IMMEDIATE RELEASE
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CONTACT:
Edward J. Lawson, President and Chairman, 21st Century Holding Company
(954) 308-1257 or (954) 581-9993

                      21st CENTURY HOLDING COMPANY REPORTS
                    LOSSES FOR HURRICANE AND FORWARD GUIDANCE

      Plantation, Florida, August 16, 2004 - 21st Century Holding Company (Nasdaq: TCHC), reports losses for Hurricane and forward guidance.

      Edward J. (Ted) Lawson, President & Chairman of the Board, comments about Federated National Insurance Company, a subsidiary of 21st Century, "First and foremost we would like to assure all of our policyholders that were effected by Hurricane Charley that our adjusters are in the stricken area and working hard to help take care of them. Our claim lines are open 24 hours a day, 7 days a week. Our offices are staffed and we are responding to our policyholders needs."

      Mr. Lawson continued, "The Company's total exposure is now estimated to be between 1,000 and 1,500 claims, which will result in a $5 to $6 million charge to Federated National's surplus. To help mitigate our loss we will be filing for rate relief to recover our loss and pay for the increased reinsurance costs that will result from this storm.

      The Company has in place approximately $200 million of additional catastrophic coverage. Our amount of insurance coverage was determined by subjecting our homeowner and mobile homeowner exposures to statistical forecasting models that are designed to quantify a catastrophic event in terms of the frequency of a storm occurring in a worst case scenario of once in every one hundred years. In a catastrophic event, Federated National would retain the first $10 million of damage; the next $195 million of damage is paid by the reinsurers. Second event coverage is automatic and included in the treaty.

      Because of Hurricane Charley, we will be taking a one-time charge to our earnings in the 3rd quarter of approximately $1.25 per share. Our earnings guidance for 2004 will now be $2.50 per share including the one-time charge for this storm.

      Hurricane Charley is going down as one of the most costly natural disasters of all time. There has not been a storm of this magnitude to hit the west coast of Florida in over 70 years. Only Hurricane Andrew, which hit the east coast, caused as much destruction of property and hardship as Hurricane Charley has.

      21st Century is still strong and will weather this storm. We have the financial strength to stand behind our companies and make them whole. We will once again prove to our shareholders and insureds that we are a well-run and financially sound company. This storm will not affect our business model or growth and we will continue to generate revenue and profits. Guidance for 2005 is reaffirmed for the Company to make $4.50 to $5.00 per share."

About the Company

      The Company, through its subsidiaries, underwrites standard and non-standard personal automobile insurance, flood insurance, general liability insurance, mobile home insurance and homeowners' property and casualty insurance in the State of Florida. The Company underwrites general liability and homeowners insurance as an admitted carrier in the State of Louisiana. The Company also operates as an approved (non-admitted) carrier in the State of Georgia underwriting general liability coverage for contractors, mercantile classes and special events. In addition, the Company has underwriting authority and processes claims for third party insurance companies. In addition to insurance
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services, the Company offers premium finance services to its insureds as well as insureds of certain third party insurance companies. Lastly, the Company offers other ancillary services including licensing of its tax preparation software products, electronic income tax filing, tax preparation, and automobile tag and title transfer services.

      The Company offers single and master franchise opportunities to individuals through its subsidiaries, Fed USA Insurance/Financial Services and EXPRESSTAX(R) Franchise Corporation.

      Safe harbor statements under the Private Securities Litigation Reform Act of 1995: Statements in this press release that are not historical fact are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as "may," "will," "expect," "believe," "anticipate," "intend," "could," "would," "estimate," or "continue" or the other negative variations thereof or comparable terminology are intended to identify forward-looking statements. The risks and uncertainties include, without limitation, uncertainties related to estimates, assumptions and projections generally; inflation and other changes in economic conditions (including changes in interest rates and financial markets); pricing competition and other initiatives by competitors; ability to obtain regulatory approval for applications to underwrite in an additional jurisdiction or for requested rate changes, and the timing thereof; legislative and regulatory developments; the outcome of litigation pending against the Company and any settlement thereof; risks related to the nature of the Company's business; dependence on investment income and the composition of the Company's investment portfolio; the adequacy of the Company's liability for loss and loss adjustment expense; insurance agents; claims experience; limited experience in the insurance industry; ratings by industry services; catastrophe losses; reliance on key personnel; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes and hail); changes in driving patterns and loss trends; acts of war and terrorist activities; court decisions and trends in litigation, and health care and auto repair costs; and other matters described from time to time by the Company in releases and publications, and in periodic reports and other documents filed with the United States Securities and Exchange Commission. In addition, investors should be aware that generally accepted accounting principles prescribe when a company may reserve for particular risks, including litigation exposures. Accordingly, results for a given reporting period could be significantly affected if and when a reserve is established for a major contingency. Reported results may therefore appear to be volatile in certain accounting periods.

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